Exhibit 99.1

Real Goods Solar Reports Record Second Quarter Results

•	38% Second Quarter Organic Revenue Growth

•	Fourth Consecutive Quarter of Profitability

Boulder, CO, August 4, 2010 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential solar energy integrator, today announced results for its second quarter ended June 30, 2010.

Net revenue for the second quarter of 2010 increased 37.9% to $17.5 million from $12.7 million recorded in the same period last year. All of the year-over-year revenue growth was organic.

Gross profit increased to $5.0 million, or 28.7% of net revenue, for the second quarter of 2010 from $3.3 million, or 25.8% of net revenue, in the comparable period last year. The increase in gross profit percentage primarily reflects improved installation practices as well as declines in module prices over the last year.

Operating expenses as a percent of net revenue decreased 690 basis points to 26.3% for the second quarter of 2010 from 33.2% in the comparable period last year. This decrease primarily reflects the leveraging of fixed costs and the significant cost savings achieved by integrating all acquired businesses onto a single set of systems and a unified brand.

Operating income for the second quarter of 2010 improved significantly to $422 thousand, as compared to a loss of $939 thousand for the comparable period last year.

Net income for the second quarter of 2010 improved to $268 thousand, or $0.02 per share, as compared to a loss of $581 thousand, or $0.03 per share, for the comparable period last year.

For the six months ended June 30, 2010, revenue grew to $32.5 million, a 46.3% increase from $22.2 million in the comparable period last year. Operating income for the six month period was $450 thousand as compared to a loss of $3.2 million last year. Net income for the six month period was $285 thousand as compared to a loss of $2.0 million last year.

For the twelve month period ended June 30, 2010, revenue increased to $74.6 million, including 43.5% organic revenue growth from the previous twelve months.

“We are very pleased with our strong second quarter revenue growth, our improved gross profit margin and our continued profitability,” commented John Schaeffer, President. “Internal revenue growth was 38% for the second quarter of 2010 and we continue to be optimistic about both residential and commercial demand for the remainder of the year. We remain focused on building our backlog and on hiring installation crews where appropriate to expand our production capacity and keep up with demand.”

“Our financial metrics across the board were very strong in the second quarter,” said Erik Zech, Chief Financial Officer. “Our ability to show gross margin expansion to 28.7% and a decline in operating expenses as a percentage of net revenue to 26.3%, as compared to 33.2% in the same period last year, are both indicative of the progress we have made in optimizing our business. Our balance sheet remained strong at the end of the quarter with a cash balance of $11.9 million and no debt.”

Real Goods Solar will host a conference call tomorrow, August 5, 2010, at 8:30 a.m. PDT (11:30 a.m. EDT) to review the second quarter results.

Dial-in No.:	888-549-7735 (domestic) or 480-629-9858 (international)
Passcode:	Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until midnight EDT on August 12, 2010.

Replay number:	877-870-5176 (domestic) or 858-384-5517 (international)
Pin:	4340340

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential solar energy integrator, having installed over 6,000 solar systems. Real Goods Solar offers turnkey solar energy services, and has 32 years of experience in residential solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Contact:	Erik Zech
Chief Financial Officer
415-295-4952
erik.zech@realgoods.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30, 2010		Three Months Ended June 30, 2009
Net revenue	$17,531	100.0%	$12,713	100.0%
Cost of goods sold	12,493	71.3%	9,435	74.2%

Gross profit	5,038	28.7%	3,278	25.8%
Operating expenses	4,616	26.3%	4,217	33.2%

Income (loss) from operations	422	2.4%	(939)	-7.4%
Interest income	3	0.0%	—	0.0%

Income (loss) before income taxes	425	2.4%	(939)	-7.4%
Income tax expense (benefit)	157	0.9%	(358)	-2.8%

Net income (loss) attributable to Real Goods Solar, Inc.	$268	1.5%	$(581)	-4.6%

Weighted-average shares outstanding:
Basic	18,299		18,270
Diluted	18,399		18,270

Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$0.02		$(0.03)
Diluted	$0.02		$(0.03)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009
Net revenue	$32,536	100.0%	$22,244	100.0%
Cost of goods sold	23,467	72.1%	16,664	74.9%

Gross profit	9,069	27.9%	5,580	25.1%
Operating expenses	8,619	26.5%	8,771	39.5%

Income (loss) from operations	450	1.4%	(3,191)	-14.4%
Interest income	3	0.0%	—	0.0%

Income (loss) before income taxes	453	1.4%	(3,191)	-14.4%
Income tax expense (benefit)	168	0.5%	(1,239)	-5.6%

Net income (loss) attributable to Real Goods Solar, Inc.	$285	0.9%	$(1,952)	-8.8%

Weighted-average shares outstanding:
Basic	18,295		18,081
Diluted	18,381		18,081

Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$0.02		$(0.11)
Diluted	$0.02		$(0.11)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$11,858	$12,206
Accounts receivable, net	17,325	13,996
Inventory, net	5,787	4,769
Deferred costs on uncompleted contracts	226	1,024
Deferred advertising costs	135	114
Receivable and deferred tax assets	821	833
Other current assets	388	598

Total current assets	36,540	33,540

Property and equipment, net	5,173	5,145
Goodwill	732	732
Deferred tax assets	3,067	3,064
Other assets	575	813

Total assets	$46,087	$43,294

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$9,525	$8,821
Accrued liabilities	2,048	2,500
Payable to Gaiam	3,742	1,636

Total current liabilities	15,315	12,957
Total shareholders’ equity	30,772	30,337

Total liabilities and shareholders’ equity	$46,087	$43,294